----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
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                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires: December 31, 2001|
                                                                                                        |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940

(Print or Type Responses)
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|1.Name and Address of         | 2. Date of Event            | 4. Issuer Name and Tickler or Trading Symbol                        |
|  Reporting Person*           |    Requiring Statement      |                                                                     |
|                              |    (Month/Day/Year)         |                                                                     |
|                              |                             |                                                                     |
| BENSON     REED      L.      |                             |         XVariant, Inc.  (XVNT)                                      |
|                              |    10/15/01                 |                                                                     |
|                              |                             |                                                                     |
|------------------------------|                             |                                                                     |
| (Last)     (First)  (Middle) |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
| 170 S. MAIN ST. #1050        |                             |                                                                     |
|                              |                             |                                                                     |
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|          (Street)            | 3.IRS Identification Number | 5. Relationship of Reporting Person(s) to | 6. If Amendment, Date of|
|                              |   of Reporting Person, if an|    Issuer                                 |    Original             |
|                              |   entity (voluntary)        |    (Check all applicable)                 |    (Month/Day/Year)     |
|                              |                             |                                           |                         |
|                              |                             | X  Director                X 10% Owner    |                         |
| SALT LAKE CITY,  UT 84101    |                             | ---                       ---             |                         |
|                              |                             |                                           |                         |
|------------------------------|                             | X  Officer (give title       Other        |-------------------------|
| (City)   (State)    (Zip)    |                             | --- below)                --- (specify    | 7. Individual or Joint/ |
|                              |                             |                                below)     |    Group Filing (Check  |
|                              |                             |                                           |    Applicable Line)     |
|                              |                             |                                           |                         |
|                              |                             | PRESIDENT                                 | X   Form filed by One   |
|                              |                             | ----------------------------------------- | --- Reporting Person    |
|                              |                             |                                           |                         |
|                              |                             |                                           |     Form filed by More  |
|                              |                             |                                           | --- than One Person     |
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|                                      TABLE I - Non-Derivative Securities Beneficially Owned                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1.Title of Security          | 2. Amount of Securities Beneficially | 3. Ownership Form: Direct (D)    |4. Nature of Indirect    |
|   (Instr. 4)                 |    Owned                             |    or Indirect (I)               |   Beneficial Ownership  |
|                              |    (Instr. 4)                        |    (Instr. 5)                    |   (Instr. 5)            |
|----------------------------------------------------------------------------------------------------------------------------------|
| <s>                          | <c>                                  | <c>                              | <c>                     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|   COMMON STOCK               |      550,000                         |    D                             |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  | (Officer & Director of) |
|   COMMON STOCK               |      100,000                         |    I                             | by Applied Technology   |
|                              |                                      |                                  | Consultants, Inc.       |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  | (Member & Manager of )  |
|   COMMON STOCK               |       12,050                         |    I                             | by Double RR, LLC       |
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|                              |                                      |                                  |                         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                       PAGE:  1 OF 2


FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2. Date Exer-       |3. Title and Amount of Securities  |4. Conversion  |5. Ownership Form   |6. Nature of Indirect    |
|Derivative|   cisable and      |   Underlying Derivative           |   or Exercise |   of Derivative    |   Beneficial Ownership  |
|Security  |   Expiration       |   Security (Instr. 4)             |   Price of    |   Securities:      |   (Instr. 5)            |
|(Instr.4) |   Date             |                                   |   Derivative  |   Direct (D) or    |                         |
|          |   (Month/Day/Year) |                                   |   Security    |   Indirect (I)     |                         |
|          |--------------------------------------------------------|               |   (Instr. 5)       |                         |
|          |          |         |                    |              |               |                    |                         |
|          | Date     | Expira- |                    | Amount or    |               |                    |                         |
|          | Exer-    | tion    |                    | Number of    |               |                    |                         |
|          | cisable  | Date    |       Title        | Shares       |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
| Options -|          |         |                    |              |               |                    |                         |
| Right to |          |         |                    |              |               |                    |                         |
| Buy      | 11/23/01 | 11/23/11| Common Stock       | 500,000      | $1.09/sh      |     D              |                         |
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|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
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|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
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|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
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|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
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|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
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|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
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Explanation of Responses:


   * Options subject to vesting of 166,666 shares on 11/23/02 and 166,666 on 11/23/03






               /s/ Reed L. Benson                                                    12/14/01
           ----------------------------------------------                          ----------------------
           **Signature of Reporting Person                                                  Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
         See Instruction 6 for procedure.













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